Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-225769, 333-230520, 333-237133, 333-254161, 333-263659, 333-271841 and 333-277939, and 333-286084) on Form S-8 and (No. 333-284712) on Form S-3 of our report dated March 27, 2026, with respect to the consolidated financial statements of Kezar Life Sciences, Inc.

/s/ KPMG LLP
San Francisco, California
March 27, 2026